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                                                                    EXHIBIT 10.1


                         SEVERANCE AGREEMENT AND RELEASE

1.       This Severance Agreement and Release ("Agreement") is made between John
         F. Giblin ("Executive") and Crawford & Company ("Crawford").

2. Executive's employment as Chief Financial Officer of Crawford ended effective May 2, 2006. Crawford acknowledges Executive's many valuable contributions to Crawford over his career.

CONSIDERATION

3. In return for the promises and covenants made by Executive in this Agreement, Crawford will provide Executive with the following:

         (a) Crawford will pay to Executive the total amount of $378,196.10 (three hundred seventy-eight thousand one hundred ninety-six dollars and ten cents). This total amount will be split into bi-monthly equal monthly payments, paid to Executive over the period of 12 months (the "Severance Period") following the Effective Date, as defined below in paragraph 24 of this Agreement. If Executive dies during the Severance Period, any monthly payments remaining after his death will be made to his estate. Crawford will issue a 1099 reflecting these payments and Executive (and/or his estate, if applicable) shall be liable for any and all taxes on the amount paid to him (and/or his estate, if applicable) pursuant to this Agreement.

         (b) Crawford will also pay to Executive $31,516.34 (thirty-one thousand five hundred sixteen dollars and thirty-four cents) per month ("Supplemental Severance") for up to 6 months following the Severance Period if Executive is not employed at the end of the Severance Period, provided, however, that Crawford's obligation to pay Executive the full amount of the Supplemental Severance pursuant to this subparagraph 3(b) will immediately cease upon Executive becoming employed at any point during the 6 months following the Severance Period. Executive shall immediately notify Crawford if he secures employment at any point during the 6 months following the Severance Period. Executive's obligations under this Agreement, including, but not limited to, paragraphs 8, 9, 12, 13, and 14, shall continue while he receives payment pursuant to this subparagraph 3(b).

         (c) During the Severance Period, Crawford will permit Executive to continue to hold and exercise stock options for 90 days in accordance with the provisions of the applicable stock option agreements.

         (d) Executive shall be entitled to continue insurance coverage to the extent that Crawford is required by law (the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) to provide such coverage ("COBRA coverage") for him and/or his dependents. If Executive elects COBRA coverage, Crawford will pay the premiums for such COBRA coverage for the lesser of 12 months or until Executive becomes eligible for other comparable insurance coverage through a subsequent employer. If it is not feasible (for legal or contractual reasons) for Crawford to pay those premiums directly to the applicable insurance provider(s), Crawford will pay to Executive a monthly sum



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                  (in addition to the payment described in subparagraph 3(a)), for the lesser of 12 months or until Executive becomes eligible for other comparable insurance coverage through a subsequent employer, equal to the amount of Executive's monthly COBRA coverage premium.

         (e) During the Severance Period, Crawford will continue to pay the premiums on the $50,000 basic and $100,000 supplemental life insurance policies that Crawford provided for Executive during his employment and that were in force at the end of his employment, if the terms of the applicable benefit plan(s) and policies and applicable laws permit the continuation of said life insurance and permit Crawford to continue paying the premiums during the Severance Period. If payment of such premiums by Crawford would violate plan or policy terms or applicable laws or would otherwise not be feasible for legal or contractual reasons, Crawford will pay to Executive a monthly sum during the Severance Period (in addition to the payment described in subparagraph 3(a) and 3(b)) equal to the amount of monthly premiums for said life insurance (if applicable plans and policies permit continuation of said life insurance after Executive's employment).

         (f) Crawford will transfer Executive's company car to him free and clear of all liens, loans and debt (whether through a lease or otherwise). Executive will pay any transfer taxes, as well as any taxes that are due after the Effective Date hereof. Crawford will withhold any taxes attributable to the transfer of Executive's company car from the payment described in subparagraph 3(a). If Executive is unable or unwilling to retain his company car by the methods described above, Executive shall be required to return the company car to Crawford no later than ten days after the Effective Date hereof.

         (g) Crawford will pay for Executive to receive, for a period not to exceed 6 months after the Effective Date of this Agreement, the outplacement services customarily provided by the Mulling Companies.

         (h) Except for existing contributions and vested rights, if any, that Executive may have under Crawford's Deferred Compensation Plan, Employee Stock Purchase Plan, Defined Benefit Plan, Defined Contribution Plan (401k), and/or Supplemental Executive Retirement Plan, Executive shall receive no compensation or benefit from Crawford (including no additional contribution or payment to the plans listed in this paragraph) after the Effective Date of this Agreement, other than as expressly provided for herein.

         (i) Crawford agrees that, in lieu of any annual contribution of Executive's base salary to Executive's Defined contribution Plan (401k), Crawford will pay to Executive a lump sum in the amount of $18,909.80 within 10 calendar days of the Effective Date of this Agreement.

         (j) Crawford agrees that it will pay those attorneys' fees and expenses that Executive incurred in negotiating this Agreement up to Three Thousand Dollars and no cents ($3,000.00). Executive agrees and covenants that he will submit an Affidavit attesting to the amount of such fees and expenses he has incurred and he solely is responsible for any amount above Three Thousand Dollars ($3,000.00). Crawford agrees that, within 10 calendar days of receipt of Executive's Affidavit, it will pay the amount attested to by Executive in the Affidavit.

RELEASE OF CLAIMS

4. Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges Crawford and each of Crawford's former and current owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives, and attorneys of such parent companies, divisions, subsidiaries, and affiliates), and all persons acting by, through, under, or in concert with any of them (collectively "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of




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         action, suits, rights, demands, costs, losses, debts, and expenses
         (including attorneys' fees and costs) of any nature whatsoever, known or unknown, suspected or unsuspected, which Executive now has, owns, or holds; claims to have, own, or hold; at any time heretofore had, owned, or held; or at any time heretofore claimed to have, own, or hold, against each or any of the Releasees based on actions of the Releasees or Executive arising out of Executive's employment with Crawford ("Claim" or "Claims"). The Claims released herein include, but are not limited to, any claims for back pay, front pay, wages, compensatory damages, punitive damages, benefits, severance, vacation pay, sick pay, bonus, or any other form of compensation from the Releasees or any of them, that arise under any federal, state, foreign, and/or local laws including, but not limited to, (a) the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) 42 U.S.C. Section 1981; (d) the Americans with Disabilities Act; (e) the Equal Pay Act; (f) the Family and Medical Leave Act; (g) the Rehabilitation Act of 1973; (h) the Fair Labor Standards Act; (i) the Employee Retirement Income Security Act; (j) statutory or common law relating to defamation, intentional infliction of emotional distress, negligence of any kind, any other tort, or any legal restriction on Crawford's right to terminate employees; (k) statutory or common law relating to breach of an express or implied contract; (l) statutory or common law relating to a breach of any implied or express covenant of good faith and fair dealing; and/or (m) statutory or common law relating to retaliation of any kind. Nothing in this release of claims shall prevent Executive from bringing a claim or claims to enforce the terms of this Agreement. This release of claims does not constitute a waiver of Executive's right to employee benefits that are vested, under the terms of applicable benefit, retirement, or pension plans, as of the date this Agreement is signed. This release of claims does not apply to claims, if any, as to which releases are prohibited by applicable law or that arise after the Effective Date of this Agreement.

         5. As a material inducement to enter into this Agreement, and without limiting the previous paragraph, Executive and his family agree to release Crawford, its employees, officers, directors, subsidiaries, affiliated corporations, successors, and assigns from any and all claims, liabilities, damages, actions, causes of action, suits, demands, costs, and expenses of any kind whatsoever, whether known or unknown, which Executive may have now, arising any time before the Effective Date of this Agreement, that in any way are based upon, related to, or derived from Executive or Executive's family being a shareholder of Crawford. Further, Executive agrees not to encourage, persuade, or advocate that any third party engage in any action, suit, demand, or claim against Crawford, its employees, officers, directors, subsidiaries, affiliated corporations, successors, or assigns that are based upon, relate to, or derived from that third party being a shareholder of Crawford.

6. Executive represents that he has neither filed nor assigned to others the right to file any complaints, charges, or lawsuits against Crawford with any government agency or any court. Executive further warrants and represents that he has not made or caused to be made any assignment, purported assignment, transfer, or purported transfer of any right, claim, demand, or cause of action covered by this Agreement, and that he is the sole and absolute legal and equitable owner of all such rights, claims, demands, and causes of action. Executive further represents that he will not, at any time hereafter, file, assign to others the right to file, or otherwise initiate or pursue any claims against Crawford that



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         arise from actions taken or events occurring up to and including the
         Effective Date of this Agreement. Executive shall indemnify, defend, and hold harmless Crawford from and against any claims based upon or arising in connection with any such assignment or transfer, or purported assignment or transfer, of any claims or other matters released herein.

         Executive further agrees that he will not accept, recover, or receive any back pay, damages, or any other form of relief pursued on his behalf by any federal, state, or local government agency, any class, or any other person or entity, arising from claims against Crawford that arose before the Effective Date of this Agreement.

EXECUTIVE'S OTHER PROMISES AND COVENANTS

7. Except to the extent specifically permitted by paragraph 3(f), above, Executive will immediately return to Crawford all Crawford property that is within Executive's possession or control.

8. Executive will, to the extent reasonably requested in writing, cooperate with and provide information to Crawford during the Severance Period in any pending or future litigation or investigation in which Crawford is a party or involved and regarding which Executive, by virtue of his association with Crawford, has relevant knowledge or information. Executive will, in any such litigation or investigation, without the necessity of a subpoena, provide, in any jurisdiction in which Crawford requests, truthful testimony relevant to said litigation or investigation, except that for any jurisdiction outside of Georgia, Executive, at his own discretion, shall decide if he wishes to give such testimony through telephonic or videographic means. Executive will also meet with Crawford personnel and/or counsel regarding such litigation or investigation to the extent reasonably requested in writing, provided that Executive may participate in such meetings by telephone if meeting in person would interfere or conflict with his employment, business or personal obligations. Executive understands that Crawford will reimburse him for reasonable expenses actually incurred when meeting his obligations under this paragraph, but will not pay him an hourly rate or other fee for the time he spends in meeting those obligations.

9. Executive will remain available by telephone during the Severance Period, on a reasonable basis that will not unduly interfere or conflict with his employment, business or personal obligations, to provide information to Crawford regarding matters he worked on, persons he dealt with, and other knowledge he gained in his capacity as Crawford's Chief Financial Officer. Executive understands that he will not be paid an hourly rate or any other fee for the time he spends in meeting this obligation.

10. During the term of his employment, Executive has been exposed to or has had access to the confidential attorney-client communications of Crawford. Executive acknowledges and agrees that the attorney-client privilege applicable to those communications belongs to Crawford, not Executive, and Executive has no authority to waive or compromise that privilege. Executive shall not directly or indirectly use or disclose any information or document conveyed to him in the course of his employment that is a confidential attorney-client communication or is attorney work product, except directly to Crawford's attorneys or other duly authorized employees or representatives or as required by a validly issued court order.




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11.      During his employment with Crawford, Executive was intimately involved in developing strategy and planning for Crawford, and was provided or had access to Confidential Information, as defined in paragraph 12, below, belonging to Crawford. Executive acknowledges and agrees that such information has been developed or obtained by Crawford by the investment of significant time, effort, and expense, and that such information is a valuable, special, and unique asset of Crawford. Executive further understands and acknowledges that such information is proprietary to Crawford and that, if exploited by Executive in contravention of this Agreement, would seriously, adversely, and irreparably affect the business of Crawford.

         Executive agrees that during the Severance Period, he will not disclose or otherwise use any Confidential Information relating to Crawford's business operations. For purposes of this Agreement, Confidential Information includes financial, marketing, and other business and/or product plans or strategies; client, customer, and vendor lists; and all other confidential or proprietary information of Crawford that has not become generally available to the public by the act of one who has the right to disclose such information without violating Crawford's rights. Crawford specifically acknowledges that Confidential Information, as that term is used herein, shall not include any data or information that has been voluntarily disclosed to the public (except where such public disclosures has been made without authorization) or that has been independently developed and disclosed by others by lawful means, or that otherwise enters the public domain through lawful means.


12. Executive agrees that during the Severance Period, he will not directly or indirectly solicit, through offers of employment or offers of independent contractor relationships, any employees with whom Executive had business contact during the last year of his employment with Crawford.

13. Executive agrees that during the Severance Period, he will not, on behalf of himself or another entity, for the purpose of selling those products or services offered by Crawford to their customers as of the Effective Date of this Agreement, directly or indirectly solicit or attempt to solicit business from any client or customer of Crawford whom he had material business contact during the last year of his employment with Crawford.

14. Except as otherwise required by law, Executive shall not make any statement, written or oral, in any forum or media, public or private, or take any action, that disparages Crawford. Without limiting the foregoing, the statements prohibited by this paragraph include negative references to Crawford's products and services, corporate policy, officers, and/or directors.

15. Executive agrees that he has maintained and will continue to maintain the confidentiality of, and will not disclose, reveal, publish, disseminate, or discuss this Agreement, directly or indirectly, to or with any other person or entity, except as specifically provided below. The information regarding this Agreement that will be kept confidential (except as specifically provided below) will include, but will not be limited to, the fact and amount of the payment provided for herein and any other information about this Agreement that Executive knows or possesses. The following disclosures are permitted in the following limited circumstances:

         (a) Executive may make such disclosures as are reasonably necessary for tax reporting purposes;




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         (b)      Executive may disclose the terms and amount paid under this
                  Agreement as reasonably necessary to obtain legal, tax, financial or estate planning or accounting advice or services;

         (c) Executive is permitted to disclose the terms of this Agreement to the extent required in any legal proceeding involving the enforcement of this Agreement, but, as to any other legal proceedings, he is not permitted to disclose the terms of this Agreement except to the extent (i) specifically consented to in writing by Crawford, (ii) compelled pursuant to a subpoena, court order, or other legal process; and (iii) that this Agreement or the terms thereof enter the public domain, including through any filing with the Securities and Exchange Commission or other governmental agency;


         (d) Executive is permitted to disclose the terms of this Agreement to his parents, siblings, adult children, former spouse, and spouse, provided that anyone to whom a disclosure is made pursuant to this subparagraph 16(d) has been advised of and agrees to abide by the confidentiality requirements of this Agreement.

OTHER AGREEMENTS AND COVENANTS

16. The prohibitions against disclosure of Confidential Information that are recited herein are in addition to, and not in lieu of, any rights or remedies available pursuant to the laws of any jurisdiction or common law or judicial precedent, to prevent the disclosure of trade secrets or proprietary information; the enforcement of such rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies in law or equity outside this Agreement.

17. This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia without reference to the choice of law principles thereof.

18. This Agreement shall be binding on the parties hereto and their respective heirs, successors, and assigns.

19. If any proceeding or action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, costs, in addition to any other relief to which such party may be entitled.

20. If fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced or modified to the limit of such validity; and if any clause or provision contained herein operates or would operate to invalidate this Agreement in whole or in part, such clause or provision alone shall be held ineffective as though not herein contained, and the remainder of this Agreement shall remain in full force and effect.

21. The parties acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained in this Agreement. This Agreement supersedes all prior agreements, proposals, negotiations, conversations, discussions, and course of dealing between the parties regarding the subject matter covered herein. This Agreement constitutes the entire Agreement between the parties regarding the severance
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         of Executive's employment and all other issues addressed herein. No modification of this Agreement will be binding upon the parties unless set forth in a writing signed by Executive and an authorized representative of Crawford that specifically references this Agreement and the provision that the parties intend to modify.

22. Executive hereby acknowledges and represents that: (a) Executive has been given the opportunity to consider the terms of this Agreement for at least 21 days before signing; (b) Executive is hereby advised in writing to consult with an attorney prior to signing this Agreement; and (c) Executive's signing of this Agreement is in exchange for valuable and good consideration to which Executive would not otherwise be entitled.

23. This Agreement shall not become effective or enforceable until 12:01 a.m. EDT time on the eighth (8th) day after it is signed by Executive. 12:01 a.m. on the eighth (8th) day after Executive signs this Agreement shall be known as the "Effective Date." Executive may revoke this Agreement at any time before the Effective Date. In the event Executive chooses to revoke this Agreement, Executive shall give written notice of such revocation to William A. Clineburg, Jr., King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309, fax number (404) 572-5135, via hand delivery or facsimile, before the Effective Date. If Executive revokes this Agreement, he will not be entitled to any of the consideration described in this Agreement.

24. Executive affirms that he has read and understands this Agreement and he signs this Agreement knowingly, voluntarily, and of his own free will.

                           [Signatures on next page]

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AGREED TO:

/s/ John F. Giblin
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Executive

5/29/06
------------------------------
Date


CRAWFORD & COMPANY

By: /s/ Thomas W. Crawford
   ---------------------------

Title: President & CEO
      ------------------------

Date: 5/30/06
     -------------------------